Exhibit 10.11

COMPANY:

Lollicup USA, Inc.

Amy Tsen, VP of Finance

6185 Kimball Ave.

Chino, CA 91708

ITEM	SERVICE DESCRIPTION	AMOUNT

OA

SEC/IPO Advisory Services

•       Assist with preparation of the Company’s Forms 10-K and 10-Q

•       Assist with the Company’s S-1 filing process

•       Assist with drafting of MD&A and any other required disclosures

•       Assist with other required SEC filings and correspondence

•       General financial advisory consulting

$90,000 - $100,000

FS	Financial Statements • Assist with drafting the Company’s financial statements in accordance with U.S. GAAP for the year ended December 31, 2017	$15,000 - $20,000

Our other advisory services hourly billing rates are listed below for your reference and are effective through December 31, 2018. PJ Tech reserve the rights to adjust the billing rate based on current market rates subsequently with a 30-day advance notice. Advisory services performed not listed above will be billed in accordance with the rates listed below.

Level	Hourly Rate
Partner	$300 - $350 per hour
Manager	$175 - $200 per hour
Senior Associate	$125 - $150 per hour
Associate	$75 - $125 per hour

TERMS AND CONDITIONS

The services being provided under this statement of work impair independence under the American Institute of Certified Public Accountants, Securities and Exchange Commission and Public Company Accounting Oversight Board rules. Therefore, we are not independent and are unable to provide any attestation services to the Company for any periods during which we provide these accounting services.

Our services under this statement of work do not include services for tax return preparation, tax advice or representation in any tax matter. Nevertheless, we may discuss with you certain tax considerations or provide you with tax information that may be relevant to our services. Any such discussions or information would be based upon limited tax research, limited due diligence and limited analysis regarding the underlying facts. Because additional research or a more complete review of the facts could affect our analysis and conclusions, the information provided during these discussions should not be used as the basis for proceeding with any transaction or any tax return reporting.

The Responsibilities of Management

The financial statements are the responsibility of the Company’s management. You acknowledge that other management responsibilities include maintaining adequate records and effective internal controls over financial reporting, selecting and applying accounting principles, and safeguarding assets.

Because PJ Tech LLP (PJ Tech) will rely on the Company and its management and Board of Directors to discharge the foregoing responsibilities, the Company holds harmless and releases PJ Tech and its partners and employees from all claims, liabilities, losses and costs arising in circumstances where there has been a knowing misrepresentation by a member of the Company’s management that has caused, in any respect, PJ Tech’s breach of contract or negligence. This provision shall survive the termination of this arrangement for services.

You agree that you will not make reference to us in any public or private securities or debt offering.

Records and Assistance

If circumstances relating to the conditions of your records were to arise during the course of our work that, in our professional judgment, prevent us from completing the engagement, we will notify you promptly. In such a situation, we retain the unilateral right to take any course of action permitted by professional standards, including withdrawal from the engagement.

During the course of our engagement, we may accumulate records containing data that should be reflected in the Company’s books and records. The Company will determine that all such data, if necessary, will so be reflected. Accordingly, the Company will not expect us to maintain copies of such records in our possession.

Other Relevant Information

PJ Tech may mention the Company’s name and provide a general description of the engagement in PJ Tech’s client lists and marketing materials.

From time to time and depending upon the circumstances, we may use third-party service providers to assist us in providing professional services to you. In such circumstances, it may be necessary for us to disclose confidential client information to them. We enter into confidentiality agreements with all third-party service providers, and we are satisfied that they have appropriate procedures in place to prevent the unauthorized release of your confidential information to others. In addition, we may utilize financial information you have provided to us in connection with this engagement for purposes of creating benchmarking data to be used by PJ Tech professionals and other clients.

Billing

Interim billings will be invoiced as services are rendered and expenses are incurred, depending on the services offered. AaaS services are billed on the 1st of the month and are non-refundable. Professional services rendered on an hourly basis (i.e. audit preparation) will be billed twice a month, typically on the 15th and last day of the month services were rendered.

Billings are due upon submission.

Term of Services

The terms under this statement of work shall commence on the effective date and shall continue in effect thereafter until the termination date set forth above. Services under AaaS will continue to be billed on a month-to-month basis after the initial subscription period until notice of the Company’s intention to terminate such services are provided in writing to PJ Tech by the 15th day of the month for an effective termination date commencing the following month (i.e. cancellation notice received in writing by September 15th will be effective October 1st and the Company will not be billed subscription fees in October; notice received after September 15th will be effective November 1st). AaaS subscription rates are subject to changes to reflect our current rates after the initial subscription period set forth above, and PJ Tech reserve the right to adjust the subscription rate for any month-to-month AaaS subscription services with a 30-day advance notice. If no initial subscription period is specified above, AaaS services will be billed month-to-month until notice of the Company’s intention to terminate such services are provided in writing to PJ Tech by the 15th day of the month for an effective termination date commencing the following month. All other services will terminate as set forth above.

Claim Resolution

The Company and PJ Tech agree that no claim arising out of services rendered pursuant to this agreement shall be filed more than two years after the date of this arrangement. The Company waives any claim for punitive damages. PJ Tech’s liability for all claims, damages and costs of the Company arising from this engagement is limited to the amount of fees paid by the Company to PJ Tech for the services rendered under this statement of work.

If any term or provision of this agreement is determined to be invalid or unenforceable, such term or provision will be deemed stricken and all other terms and provisions will remain in full force and effect.

Our Agreement

This letter constitutes the complete and exclusive statement of agreement between PJ Tech and the Company, superseding all proposals, oral or written, and all other communications with respect to the terms of the engagement between the parties.

Please sign and return a copy of this letter to indicate your acknowledgement of, and agreement with, the arrangements for our engagement, including our respective responsibilities.

COMPANY:

PJ Tech LLP

By:

Name:	Peter Lee

Title:	Partner & Co-Founder

Confirmed on behalf of LOLLICUP USA, INC.:

By:	/s/ Alan Yo

Name:	Alan Yo

Title:	CEO

Date:	June 19, 2018

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